--------                    UNITED STATES SECURITIES AND EXCHANGE COMMISSION
|FORM 4|                                 Washington, D.C. 20549
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/_/ Check this box if         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    no longer subject
    to Section 16.
    Form 4 or Form 5      Filed pursuant to Section 16(a) of the Securities
    obligations may       Exchange Act of 1934, Section 17(a) of the Public
    continue. See        Utility Holding Company Act of 1935 or Section 30(f)
    Instruction 1(b).           of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

      Wehr                             James
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          (Last)                       (First)                  (Middle)

35 Jonathan Lane
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                                     (Street)
South Windsor,                          CT                           06074
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         (City)                        (State)                     (Zip)

2. Issuer Name and Ticker or Trading Symbol  Duff & Phelps Util Tax Free (DTF)
                                             ----------------------------------

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Statement for Month/Year  3/02
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5. If Amendment, Date of Original (Month/Year)
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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

___ Director    _X_ Officer             ___ 10% Owner      ___ Other
                    (give title below)                         (specify below)

                Vice President
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7. Individual or Joint/Group Filing (Check Applicable Line)

_X_ Form filed by One Reporting Person
___ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title       2. Trans-   3. Trans-     4. Securities Acquired (A)      5. Amount of         6. Ownership          7. Nature of
   of             action      action        or Disposed of (D)              Securities           Form:                 Indirect
   Security       Date        Code          (Instr. 3, 4 and 5)             Beneficially         Direct (D) or         Beneficial
   (Instr. 3)     (Month/     (Instr. 8)                                    Owned at             Indirect (I)          Ownership
                  Day/     -------------------------------------------      End of
                  Year)                                                     Month
                           Code     V     Amount     (A) or    Price        (Instr. 3 and 4)     (Instr. 4)            (Instr. 4)
                                                     (D)
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Common Stock    3/04/02    P             2,000       A        $14.67                              D
                                         shares
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                3/04/02    P               500       A        $14.65                              D
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                3/04/02    P             2,500       A        $14.68                              D

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                3/18/02    P             1,000       A        $14.68                              D
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                3/18/02    P               200       A        $14.73                              D
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                3/18/02    P             3,800       A        $14.67        10,000 shares         D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

   Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities)

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1. Title       2. Conversion   3. Transaction  4. Transaction  5. Number          6. Date                7. Title and
   of             or Exercise     Date            Code            of Derivative      Exerciseable           Amount of
   Derivative     Price of        (Month/Day/     (Instr. 8)      Securities         and Expiration         Underlying
   Security       Derivative      Year)                           Acquired (A)       Date                   Securities
   (Instr.3)      Security                                        or Disposed        (Month/Day/Year)       (Instr. 3 and 4)
                                                                  of (D)
                                                                  (Instr. 3,
                                                                  4 and 5)
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                                                                                                                     Amount or
                                                                                    Date     Expiration              Number of
                                                   Code   V       (A)     (D)    Exercisable    Date        Title      Shares
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8. Price of       9. Number of Derivative      10. Ownership Form of        11. Nature of Indirect
   Derivative        Securities Beneficially       Derivative Securities        Beneficial Ownership
   Security          Owned at End                  Beneficially Owned           (Instr. 4)
   (Instr. 5)        of Month                      at End of Month
                     (Instr. 4)                    (Instr. 4)
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Explanation of Responses:


    /s/ James D. Wehr                       3/25/02
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**Signature of Reporting Person              Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

 * If the form is filed by more than one reporting person, see
   Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure

                      Prudential Financial, Inc.
                           Gateway Center Three
                     100 Mulberry Street, 4th Floor
                          Newark NJ 07102-4077

                                             March 27, 2002
VIA EDGAR
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Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re: Duff & Phelps Utilities Tax-Free Income Inc. (the "Fund") Form 4 of James D. Wehr
                 ---------------------------

Dear Sir or Madam:

    We are transmitting electronically via EDGAR a Form 4 with respect to the Fund filed by Mr. Wehr, Vice President and Chief Investment Officer of the Fund. Please call me at 973-367-1495 if you have any questions relating to this filing. Thank you for your consideration.

                                     Sincerely,

                                     /s/ George P. Attisano
                                     -------------------------------------
                                     George P. Attisano
                                     Vice President and Corporate Counsel